EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 033-70100, 333-1438, 333-31417, 333-45799, 333-71641, 333-94619, 333-46002, 333-61166, 333-69822, 333-89590, 333-109432, 333-121988 and 333-128480) of Asyst Technologies, Inc. of our report dated October 13, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Form 10-K filed on October 13, 2006.
/s/ PricewaterhouseCoopers LLP
San Jose, California
November 28, 2006